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EXHIBIT 4.9

THE WILLIS GROUP HOLDINGS LIMITED 2004 BONUS AND STOCK PLAN

1.     DEFINITIONS AND INTERPRETATION

1.1
In this Plan, unless the context otherwise requires:

  "Allocation" means a conditional promise to deliver Shares for no payment upon the terms set out in the Plan;

  "Award Date" in relation to an Allocation means the date on which the Board awards the Allocation and in relation to an Option the date on which the Board grants the Option;

  "Board" means the board of directors of the Company or a committee appointed by them;

  "Bonus" means a cash bonus or other cash incentive for which an Employee may be eligible in respect of a financial year of the Company under the Company's Annual Incentive Plan;

  "Cause" means (i) the Employee's wilful and continued failure to perform his or her material duties with respect to the Company or its Subsidiaries after reasonable notice and an opportunity by the Employee to cure such conduct within ten (10) days after the Employee's receipt of such notice, (i) wilful misconduct by the Employee in connection with the Employee's employment which is injurious to the Company or its Subsidiaries, (iii) conviction for any criminal act (other than road traffic violations not involving imprisonment), (iv) any breach of the Employee's restrictive covenants in the Employee's employment agreement (if any) or any other agreement containing non-compete and/or confidentiality clauses entered into between the Employee and the Company and any of its Subsidiaries (other than an insubstantial, inadvertent and nonrecurring breach); or (v) any material violation of any written Company policy after reasonable notice and an opportunity to cure such violation within ten (10) days after the Employee's receipt of such notice.

  "Change in Control" means:

  (i)
  sale of all or substantially all of the assets of the Company or Willis Group to a Person or Group that is not Kohlberg Kravis Roberts & Co. or an affiliate thereof (collectively, the "KKR Partnerships"),

  (ii)
  a sale by any member of the KKR Partnerships resulting in more than 50% of the voting stock of the Company or Willis Group being held by a Person or Group that is not a member of the KKR Partnerships, or

  (iii)
  a merger, consolidation, recapitalisation or reorganisation of the Company or Willis Group with or into another Person which is not a member of the KKR Partnerships;

  and following any of the foregoing events in (ii)–(iii), (x) the KKR Partnerships no longer have the ability, without the approval of a Person or Group who is not a member of the KKR Partnerships, to elect a majority of the Board of Directors of the Company (or the resulting entity) and (y) a Person or Group who is not a member of the KKR Partnerships is or becomes the Beneficial Owner, directly or indirectly, in the aggregate, of a greater percentage of the total voting power of the Company, or Willis Group than that held, directly or indirectly, in the aggregate, by the KKR Partnerships. For the purposes of this definition, "Beneficial Owner" shall have the same meaning as defined in Rules 13d-3 and 13d-5 under the Exchange Act, which shall in any event include having the power to vote (or cause to be voted) pursuant to contract, irrevocable proxy or otherwise, and which, for purposes of the calculation under clause (y), shall be deemed to include shares that any such Person or Group has a right to acquire, whether such right is exercisable immediately or only after the passage of time.

  "Company" means Willis Group Holdings Limited (a company incorporated in Bermuda);

  "Employee" means an employee or director of a Participating Company;

  "Exchange Act" means the Securities Exchange Act of 1934 of the United States, as amended;

  "Group" means a "group" as such term is used in Sections 13(d) and 14(d) of the Exchange Act;

  "Option" means a right to acquire Shares upon payment of £1 consideration upon the terms set out in the Plan;

  "Participant" means a person who is awarded an RSU pursuant to this Plan;

  "Participating Company" means the Company or any Subsidiary;

  "Permanent Disability" means the Participant shall be deemed to have a "Permanent Disability" if the Participant meets the requirements of the definition of such term as defined in the Company's or Subsidiary's long-term disability plan applicable to the Participant or, if no such plan is applicable, in the event the Participant is unable by reason of physical or mental illness or other similar disability, to perform the material duties and responsibilities of his job for a period of 180 consecutive business days out of 270 business days or as the Board may in its discretion determine;

  "Person" means "person" as such term is used in Section 13(d) and 14(d) of the Exchange Act;

  "Plan" means the Willis Group Holdings Limited 2004 Bonus and Stock Plan which is a sub-plan of the Willis Group Holdings Limited 2001 Share Purchase and Option Plan;

  "Retirement" means the Participant's termination of employment at age 65 or over (or such other age as applies in the applicable jurisdiction or with respect to certain classes of Participants, pursuant to an existing, written policy of the Company or a Subsidiary or an employment agreement or as may be approved by the Board) with the Company or any of its Subsidiaries;

  "RSU" means the Allocation or an Option determined by the Board pursuant to Rule 3.2 below (or such other type of award as is determined by the Board under Rule 3.5 below) and subject to the terms of the Plan;

  "RSU Shares" means any Shares which are subject to an RSU awarded under this Plan and which have not been transferred or allotted or forfeited in accordance with the Rules of the Plan;

  "Shares" means shares of common stock of US$0.000115 par value of the Company;

  "Subsidiary" means a body corporate which is a subsidiary of the Company (within the meaning of section 86 of the Bermudan Companies Act 1981);

  "Vesting Date" means the third anniversary of the Award Date or such other date as the Board may determine at the time of the award;

  "Willis Group" means the Company and each of its subsidiaries.

1.2
Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified extended or re-enacted.

2.     PURPOSE OF THE PLAN

2.1
The Plan is designed to provide the Company with the ability to award RSUs to Employees in lieu of Bonuses and to allow Employees to acquire Shares using Bonuses in order to:

2.1.1
promote the long term financial interests and growth of the Willis Group by attracting and retaining personnel with the training, experience and ability to enable them to make a substantial contribution to the success of Willis Group's business;

2.1.2
motivate management personnel by means of growth-related incentives to achieve long range goals; and

  2.1.3
  further the identity of interests of Participants with those of the shareholders of the Company through opportunities for increased share, or share-based, ownership in the Company.

3.     AWARDS UNDER THE PLAN

3.1
The Board may award RSUs to Employees in accordance with the terms of this Plan within the period during which awards may be granted under the Company's 2001 Share Purchase and Option Plan, which expires on 3 May 2011.

3.2
When the Board awards an RSU, it shall decide whether the RSU shall take the form of an Allocation or Options.

3.3
No payment shall be made by a Participant at the time an RSU is awarded.

3.4
The price at which all the RSU Shares may be acquired by the Participant on the exercise of an Option granted under the Plan shall be a total of £1.

3.5
The Board may determine that a RSU may take a different form from an Option or Allocation, including:

(i)
an immediate award of shares, subject to forfeiture if certain specified conditions are not met;

(ii)
as to separate awards, including both of

(a)
a bonus award payable on the Vesting Date for an amount equal to the market value of the shares subject to RSU at the time the RSU is made (as determined by the Board); and

(b)
an award of an option to acquire the shares subject to the RSU exercisable on the Vesting Date for a consideration equal to the market value of the shares at the time the RSU is made (as determined by the Board);

(iii)
such other type of award under this Plan as the Board may determine is appropriate for the purpose of taking account of a change in legislation, exchange control or regulatory treatment or to obtain or maintain tax or social security benefits for Participants or the Willis Group and the terms of any award granted under this Rule 3.5 shall be set out in a schedule to the Plan.

4.     AWARD OF RSU

4.1
The Board may, in its absolute discretion, determine that an RSU will be awarded to any Employee who will be awarded a Bonus in excess of £50,000 (or currency equivalent) or such other amount as the Board may in its absolute discretion decide from time to time (the "Threshold Amount"), upon the terms set out in this Plan and upon such other terms as the Board may specify at the time of award.

4.2
Where the Board determines that an RSU will be awarded to a particular Employee:

4.2.1
the Board shall, in its absolute discretion, specify a percentage of the Employee's Bonus in excess of the Threshold Amount to be paid in the form of an RSU rather than in cash; and

4.2.2
the Employee will be notified in writing of the percentage of his Bonus in respect of which he will receive an RSU prior to the Award Date.

4.3
Unless otherwise determined by the Board at the time of the Award, the number of Shares subject to an RSU shall equal the number of Shares which could have been acquired with the amount of the Bonus (before tax and other required withholdings which may be applicable) in respect of which the RSU is awarded at the price per Share equal to the average of the closing price of the Shares on each of the five trading days immediately preceding the Award Date on the New York Stock Exchange.

5.     DELIVERY OF SHARES AND EXERCISE OF OPTION

5.1
The delivery of RSU Shares subject to an Allocation and the exercise of an Option shall be effected in such form and manner as the Board from time to time prescribe and may be subject to such conditions as the Board may in its absolute discretion determine at the time of award.

5.2
Subject to Rules 5.3, 5.4, 5.6, 5.8 and Rule 6, an Option granted under the Plan may not be exercised nor any RSU Shares subject to an Allocation be delivered prior to the Vesting Date.

5.3
If any Participant dies before the Vesting Date and at a time when he is an Employee (or entitled to exercise Options or receive RSU Shares subject to Allocations by virtue of Rule 5.4 and 5.5 below) an Option may (and must if at all) be exercised by his representatives within the period of 12 months following his death and RSU Shares subject to any Allocation shall be delivered to his personal representatives as soon as practicable following his death.

5.4
If any Participant ceases to be an Employee by reason of Permanent Disability before the Vesting Date an Option may (and must if at all) be exercised within the period of 6 months following such cessation and RSU Shares subject to any Allocation shall be delivered to him as soon as is practicable following such cessation.

5.5
If any Participant's employment is terminated by the Company without Cause or is terminated as a result of Retirement before the Vesting Date an Option may (and must if at all) be exercised within a period of thirty days after the Vesting Date and the RSU Shares subject to any Allocation shall be delivered to him as soon as is practicable following the Vesting Date.

5.6
If a Participant ceases to be an Employee otherwise than as mentioned in Rules 5.3 to 5.5 above, the Option may not be exercised at all and no RSU Shares shall be delivered to him or her, unless the Board shall so permit in which event the Board may in its absolute discretion determine the number of RSU Shares which may be so acquired or delivered and such period (not exceeding 6 months) within which the Option may be exercised.

5.7
A Participant shall not be treated for the purposes of Rules 5.4 to 5.6 as ceasing to be an Employee until such time as he or she is no longer a director or employee of any of the Participating Companies.

5.8
Subject to Rule 5.3, but notwithstanding any other provision of the Plan, an Option granted under the Plan may not be exercised after the expiration of 6 months beginning with the Vesting Date (or such other period, not to exceed 10 years from the Award Date, as the Board may have determined before its grant thereof).

5.9
The Company shall allot or procure the transfer to a Participant (or a nominee for him or her) of the RSU Shares to which he is entitled, provided that:

5.9.1
the Board considers that the allotment or transfer thereof would be lawful in all relevant jurisdictions; or

  5.9.2
  in any case where a Participating Company is obliged (or would suffer disadvantage if it were not to) to account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the receipt of shares and/or for any social security contributions recoverable from the person in question (together, the "Tax Liability"), that person has either:

  (a)
  made a payment to the Participating Company of an amount of equal to the Tax Liability; or

  (b)
  entered into arrangements acceptable to that or another Participating Company to secure that such a payment is made (whether by authorising the sale of some or all of the Shares on his behalf and the payment to the Participating Company of the relevant amount out of the proceeds of sale or otherwise).

6.     MERGER, CONSOLIDATION, EXCHANGE, ACQUISITION, LIQUIDATION OR DISSOLUTION

6.1
In its absolute discretion, and on such terms and conditions as it deems appropriate, the Board may provide that any RSU shall lapse on a Change in Control, a merger, amalgamation pursuant to Bermudan law, or other consolidation of the Company or the Willis Group with or into another company, the exchange or all or substantially all of the assets of the Company or the Willis Group for the securities of another company, the acquisition by another Person or Group of 80% or more of the Company or the Willis Group then outstanding shares of voting stock or the recapitalisation, reclassification, liquidation or dissolution of the Company or the Willis Group ("Event"), and if the Board so provides, it shall on such terms and conditions as it deems appropriate in its absolute discretion, determine that the Vesting Date for all RSUs awarded under the Plan shall be such date prior to the occurrence of such Event as it may decide and that upon the occurrence of such Event such RSU shall terminate and be of no further force or effect; provided, however, that the Board may also provide, in its absolute discretion, that even if the RSUs shall continue in existence following the occurrence of such Event, any such RSUs shall constitute an Allocation, Option or Forfeitable Shares over the kind and amount of securities and/or other property, or the cash equivalent thereof, receivable as a result of such Event by the holder of a number of Shares in the Company which was subject to the RSUs prior to the occurrence of such Event.

7.     VARIATION OF CAPITAL

7.1
In the event of any variation of the share capital of the Company, the Board may adjust the number of RSU Shares subject to an RSU as it considers appropriate.

7.2
As soon as reasonably practicable after making any adjustment under Rule 7.1, the Company shall give notice in writing thereof to any Participant affected thereby.

8.     ALTERATIONS

8.1
Subject to Rule 8.2 below, the Board may at any time alter any of the provisions of this Plan, or the terms of any RSU awarded under it, in any respect, provided that no alteration shall be made which conflicts with the terms of the Company's 2001 Share Purchase and Option Plan, of which this Plan forms a sub-plan.

8.2
No alteration to the disadvantage of any Participant shall be made under Rule 8.1 unless:

8.2.1
the Company shall have invited every such Participant to give an indication as to whether or not he approves the alteration; and

8.2.2
the alteration is approved by a majority of those Participants who have given such an indication.

8.3
As soon as reasonably practicable after making any alteration under Rule 8.1, the Company shall give notice in writing thereof to any Participant affected thereby.

8.4
The Board may amend, suspend or terminate the Plan at any time.

9.     MISCELLANEOUS

9.1
The rights and obligations of any individual under the terms of his or her office or employment with any Participating Company shall not be affected by his or her participation in this Plan or any right which he or she may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his or her office or employment for any reason whatsoever insofar as those rights arise or may arise from his or her ceasing to have rights under any RSUs under this Plan as a result of such termination.

9.2
In the event of any dispute or disagreement as to the interpretation of this Plan, or as to any question or right arising from or related to this Plan, the decision of the Board shall be final and binding upon all persons.

9.3
Any notice or other communication under or in connection with this Plan may be given either:

9.3.1
by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he or she is a director or employee of a Participating Company, either to his last known address or to the address of the place of business at which he or she performs the whole or substantially the whole of the duties of his or her office or employment; or

9.3.2
in an electronic communication to an address for the time being notified for that purpose to the person giving the notice.

10.   GOVERNING LAW

  This Plan shall be governed by the laws of Bermuda, without regard to conflicts of laws.

SCHEDULE

        In this Schedule words and expressions defined in the Plan shall have the same meaning when used in this Schedule and the Rules of the Plan shall apply to the provisions of this Schedule, mutatis mutandis, except where varied herein.

1.
To the extent that RSUs awarded to Participants take the form of an immediate award of RSU Shares subject to forfeiture if the conditions specified in the Rules are not met ("Forfeitable Shares"), the provisions of this Schedule shall apply.

2.
It is a condition of the award of Forfeitable Shares that the Participant may not transfer the Forfeitable Shares between the Award Date and the Vesting Date.

3.
Subject to Paragraphs 4, 5 and 6 below, Forfeitable Shares shall remain forfeitable until the Vesting Date.

4.
If any Participant who has been awarded Forfeitable Shares dies before the Vesting Date and at a time when he is an Employee, his Forfeitable Shares shall immediately cease to be forfeitable.

5.
If any Participant who has been awarded Forfeitable Shares ceases to be an Employee by reason of Permanent Disability or is terminated by the Company without Cause or is terminated as a result of Retirement before the Vesting Date, his Forfeitable Shares shall immediately cease to be forfeitable.

6.
If a Participant who has been awarded Forfeitable Shares ceases to be an Employee otherwise than as mentioned in Paragraphs 4 and 5 above, he shall forfeit his Forfeitable Shares immediately, unless the Board, in its absolute discretion, permits otherwise, in which event the Board may determine the number of Forfeitable Shares which shall cease to be forfeitable as at the Vesting Date and the number of Forfeitable Shares (if any) which the Participant shall forfeit immediately.

7.
The Participant agrees that the Forfeitable Shares shall be registered in the name of a nominee between the Award Date and the Vesting Date (or, if the Company directs that the Forfeitable Shares are registered in the name of the Participant, the share certificates shall be deposited between the Award Date and the Vesting Date with such person as the Company may direct).

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  EXHIBIT 4.9
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